NSAR ITEM 77O
VK Massachusetts Value Municipal Income Trust
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of      Date of
                                 From          shares  underwriting Purchase


    1           Puerto Rico
                G.O.             Goldman Sachs  2,000       0.16    5/25/01




Underwriting Participants

Underwriting #1

Goldman, Sachs & Co.
Salomon Smith Barney Inc.
Merrill Lynch & Co.
Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
Lehman Brothers
Morgan Stanley Dean Witter
Ramirez & Co., Inc.
UBS PaineWebber Inc.